Exhibit 10.25

[***] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

MASTER MANUFACTURING AND SUPPLY AGREEMENT

This MASTER MANUFACTURING Supply Agreement (this “Agreement”) is made effective as of the 25th day of April, 2014 (“Effective Date”) by and between Baxter Oncology GmbH, with an address at Kantstrasse 2, 33790 Halle / Westphalia, Germany, as such term is defined herein (“Baxter”) and OASMIA PHARMACEUTICAL AB, a Swedish corporation, having offices at Vallongatan 1, SE 752 28 Uppsala Sweden (“Client” or “Oasmia”).

RECITALS

1.          Client is engaged in the development, bulk production, formulation, sale and distribution of pharmaceutical products;

2.          Baxter is among other pharmaceutical activities engaged in the formulation, filling, inspection, labeling and packaging of pharmaceutical products for various pharmaceutical companies including competitors of Client and Baxter;

3.          Client and Baxter desire to have Baxter formulate, fill, inspect, package, label, and test pharmaceutical products for Client for feasibility, clinical and commercial use.

4.          The Client and Baxter have already signed an agreement effective 2011-02-16 regarding the production of Paccal Vet and Paclical (the “Prior Agreement”) and now further wishes to expand their business relations for additional products under this Agreement. The Prior Agreement shall continue to govern the production of Paccal Vet and Paclical.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Client and Baxter, hereinafter referred to as “Party” or “Parties”, agree as follows:

Article 1, DEFINITIONS

1.1        As used in this Agreement, the following words and phrases shall have the following meanings:

“Active Pharmaceutical Ingredient”, “Active” or “API” shall mean the specific active pharmaceutical ingredient identified in the Product Master Plan.

“Affiliate” shall mean any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation, the term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Annual Obligation” shall be defined as set forth in Section 4.

“Batch” shall mean a specific quantity of Product comprising a number of Units mutually agreed upon between Client and Baxter, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of Production.

“Baxter SOPs” shall mean Baxter’s Standard Operating Procedures applicable to the Production of Product, which shall be deemed reviewed and approved by Client prior to entering into the Product Master Plan.

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“Client Trademarks” shall mean the proprietary mark(s) for Product owned by Client as stated in the Product Master Plan.

“Clinical Product” shall mean Product for clinical trial use.

“Commercial Product” shall mean Product for commercial sale.

“Commercial Product Addendum or CPA” shall mean any executed addendum to this Agreement for Commercial Product Produced hereunder similar in form to Exhibit B attached hereto.

“Commercial Product Addendum Term” shall be defined as set forth in Article 8.

“Components” shall mean all components, including the Raw Materials and Packaging Materials used by Baxter in the Production of Product under this Agreement. Components are listed in the Product Master Plan.

“Component Specifications” shall mean the specifications and testing to be performed for the Components, as set forth in the Product Master Plan.

“Confidential Information” shall be defined as set forth in Article 18.

“Contract Year” shall mean the twelve (12) month period commencing on the date the first Regulatory Approval is obtained by Client for Baxter to Produce Commercial Product and each subsequent twelve (12) month period during the Commercial Product Addendum Term.

“Current Good Manufacturing Practices” or “cGMP” shall mean (a) the good manufacturing practices required by the Regulatory Authorities, in the Territories where the Products are planned to be marketed, and set forth in the applicable law, policies or guidelines, in effect at any time during the term of this Agreement, for the Production and testing of pharmaceutical materials as applied solely to Product.

“Delivery Date” shall mean the date that Product is made available for pick-up at Baxter’s facility to a common carrier designated by Client.

“Effective Date” shall mean the date first set forth above.

“Feasibility Batch” shall mean a Batch of Product that is intended for testing purposes only.

“Excipient by Oasmia” shall mean the bulk Excipient XR17, supplied by Oasmia to Baxter in a liquid form. This Excipient shall also be referred to as a “Client Supplied Component”.

“FIFO” First in First Out criteria shall involve all Client supplied Components in Baxter storage or warehouses.

“FD&C Act” shall mean the United States Federal Food and Cosmetic Act, as amended, or any corresponding Act in each jurisdiction.

“GXP” shall mean Good Distribution Practice or Good Storage Practice according to FDA and EMA.

“Intellectual Property” shall mean ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

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“Inventions” shall mean any inventions, discoveries, innovations, methods, improvements, processes, techniques or other valuable developments, whether patentable or copyrightable or not, specifically relating to Product, the Excipient by Oasmia, the Active or their manufacture, arising out of the performance of services under this Agreement by Baxter or the Client and/or any use of either Client Intellectual Property and/or the Active. For the avoidance of doubt, Inventions include Process Inventions, as defined below.

“Long Range Forecast” shall be defined as set forth in Section 4.1.

“Master Batch Record” or “MBR” shall mean, with respect to each Presentation of Product to be Produced hereunder, a formal set of instructions for the Production of each Presentation of such Product. The MBR shall be developed and maintained in Baxter’s standard format by Baxter, using Client’s master formula and technical support.

“NDA” shall mean the FDA-required New Drug Application (applicable for U.S. production only).

“Packaging Materials” as used in this Agreement shall mean any material employed in the packaging of the Product, excluding any outer packaging used for transportation or shipment. Packaging Materials are referred to as primary or secondary according to whether or not they are intended to be in direct contact with the Product. All Packaging Materials are listed in the Product Master Plan.

“Presentation” shall mean the specific formula and Components for the Product.

“Process Inventions” shall mean any Inventions that are new manufacturing technologies, methods, processes or techniques, or are improvements to existing manufacturing technologies, methods, processes or techniques, and that are broadly applicable to pharmaceutical products in general or to particular classes of pharmaceutical products. For purposes of clarity, Process Inventions shall not include such Inventions that (i) are only applicable to Product and/or the Active and/or the Excipient by Oasmia and/or (ii) require the use of Product and/or the Active Pharmaceutical Ingredient.

“Produce” or “Production” shall mean the, formulation, filling, packaging, inspecting, labeling, and testing of Product by Baxter.

“Product” shall mean product as specified in the Product Master Plan.

“Product Master Plan” or “PMP” shall mean an addendum to this Agreement for Product Produced hereunder, which may include, without limitation, the Product, Product Specifications, Components, Component Specifications, Raw Materials, Regulatory Authorities, the countries where such Product will be sold, Presentations, and pricing for such Product Produced under this Agreement. Each involved Product shall have its specific PMP. PMP will be a separate document to the CPA. Each Product will have a CPA and a PMP.

“Product Specifications” shall mean, with respect to Product, the specifications and testing to be performed for the Raw Materials, the Product, and/or the stability program that are set forth in Baxter’s SOPs and the Master Batch Records. The Product Specifications include all tests that Baxter is required to conduct or cause to be conducted as specified in the Product Master Plan. The Product Specifications may be modified from time to time only by a written agreement of Client and Baxter.

“Purchase Order” shall mean written orders from Client to Baxter which shall specify (a) the quantity of Product ordered, (b) shipping instructions (e.g. choice of container, temperature requirements), (c) delivery dates, and (d) delivery destinations.

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“Quality Agreement” shall mean an addendum to this Agreement under which the Parties allocate the pharmaceutical responsibilities.

“Raw Material” shall mean all materials used by Baxter in the Production of Product under this Agreement with the exception of Packaging Materials. All Raw Materials are listed in the Product Master Plan.

“Regulatory Approval” shall mean all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production by Baxter.

“Regulatory Authority” shall mean the United States Food and Drug Administration, the EMA, the BfArM in Germany or respective Regulatory Authorities in other countries as agreed upon by the Parties and set forth in a Product Master Plan or any successor entity thereto.

“Regulatory Plan” shall mean document(s) containing regulatory services and support for the development and maintenance of regulatory submissions and supporting documentation to be performed by Baxter as mutually agreed upon by the Parties.

“Released Executed Batch Record” shall mean the completed batch record and associated deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Product as specified in the Product Master Plan.

“Rolling Forecast” shall be defined as set forth in Section 4.1.

“Territory” shall mean those countries as set forth in the Product Master Plan.

“Testing Standards and Procedures” shall mean, with respect to Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Client and Baxter, and incorporated in the Product Master Plan.

“Unit” shall mean an individually packaged dose of Product, including by way of example only, vial, as specified in the Product Master Plan.

Article 2, COMMERCIAL PRODUCT ADDENDUM, PRODUCT MASTER PLAN AND QUALITY AGREEMENT

2.1           Commercial Product Addendum. For Commercial Product Produced by Baxter hereunder, the Parties shall enter into a Commercial Product Addendum similar in form to the Commercial Product Addendum attached hereto as Exhibit B.

2.2           Product Master Plan. For Product to be Produced by Baxter hereunder, the Parties shall agree in writing upon a Product Master Plan. In no event shall Baxter be required to schedule any Production until a Product Master Plan for such Product has been approved in writing by both Baxter and Client.

2.3           Quality Agreement. For the Production by Baxter hereunder, the Parties shall conclude an agreement to allocate the pharmaceutical responsibilities. In no event shall Baxter be required to schedule any Production until a Quality Agreement has been duly signed by both Baxter and Client. The Quality Agreement shall govern with respect to all quality-related matters.

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2.4           Amendment. This Agreement and each Commercial Product Addendum/Quality Agreement/Product Master Plan may be amended from time to time, only upon mutual written agreement of Client and Baxter. Upon execution of any Commercial Product Addendum, Quality Agreement or Product Master Plan or any amendment thereof, such Commercial Product Addendum, Product Master Plan/Quality Agreement shall be deemed to be incorporated herein and by reference and made an integral part of this Agreement. In case of any inconsistencies between this Agreement and any, Commercial Product Addendum, Quality Agreement or Product Master Plan, the Quality Agreement will prevail for matters of Quality and this Agreement shall prevail for all business, legal, or financial issues, unless otherwise explicitly agreed to in writing by the Parties.

Article 3, PURCHASE AND SUPPLY OF PRODUCT

3.1           Agreement to Purchase and Supply Commercial Product. Client shall purchase from Baxter Commercial Product, and Baxter shall Produce and deliver to Client Commercial Product for sale in the Territory in accordance with the terms and conditions of this Agreement. This purchase and supply arrangement between the Parties is a non-exclusive arrangement unless otherwise agreed upon in a Commercial Product Addendum.

For good order's sake Baxter is hereby informed that Client's distributors have the right to request Client to appoint a second source manufacturer. In the event Client for any reason at any time during the Term is unable to supply Client's distributor with Products ordered including: to deliver the Product on time; or of agreed Quality; or not technically capable of delivering the Product to agreed specification; and such inability continues for a period exceeding one (1) month, Client's distributor shall have the right to order the Product from such second source manufacturer until such time that Client's failure to supply conforming Products is remedied.

3.2           Reprocessing, Rework, Reproduction or Change. If reprocessing, rework, reproduction, or change is requested by Client for Product, Client shall be responsible for, and promptly reimburse Baxter for all costs and expenses incurred in connection with such reprocessing, rework, reproduction, or change. However, such costs and expenses shall be agreed upon in writing before Baxter makes any commitments incurring such costs and expenses.

If reprocessing, rework, reproduction, or change is requested by Baxter or if such reprocessing, rework, reproduction, or change is caused by the negligent acts or omissions of Baxter, Baxter shall, to the extent of its negligent acts or omissions, be responsible for the costs and expenses incurred in connection with such reprocessing, rework, reproduction or change requested by Baxter or to the extent caused by Baxter's negligent acts or omissions, provided, however, that such costs shall not exceed the Purchase Price of the affected Batch.

3.3           Purchase of Packaging Materials. Baxter will purchase the Packaging Materials itemized in the Product Master Plan and marked “Baxter”, primary container Components and secondary packaging materials and Client will supply the Packaging Materials itemized in the Product Master Plan and marked “Oasmia”, required to produce the Product in sufficient quantity to fulfill Client’s Purchase Order for Product.

3.4           Components. Client, at its sole cost and expense (including, without limitation, shipping costs), shall supply to Baxter, in a timely manner, (a) all Active Pharmaceutical Ingredients required to satisfy the terms of this Agreement and (b) all other Client supplied Components, including without limitation the Excipient by Oasmia, required to satisfy the terms of this Agreement. On receipt of the API and Client supplied Components, Baxter’s sole obligation with respect to evaluation of the API and Client supplied Components shall be to review the accompanying Certificate of Analysis to confirm that the Active Pharmaceutical Ingredients and Client supplied Components (if applicable) conform with the specifications. The responsibility for vendor/supplier qualification is set forth in the Quality Agreement.

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3.5           Importer of Record. In the event any material or equipment to be supplied by Client is imported into Germany for delivery to Baxter (“Imported Goods”), such Imported Goods shall be imported DDP Halle/Künsebeck (Incoterms 2000). Client shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, Client shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

3.6.          Storage

  3.6.1           Product Storage. Baxter will store Product up to *** (***) calendar days free of charge. After *** (***) calendar days from the Product release, Baxter may charge storage fees as set forth in the Product Master Plan.

  3.6.2           Third Party Storage. Baxter shall be permitted to store Product and Components in third party storage facilities qualified by Baxter, compliant to GXP.

  3.6.3           Material Storage. Baxter shall store the Components, Active and any other Client supplied Components and Excipient by Oasmia according to the specific requirements specified by the Client and as set forth in Baxter’s SOPs.

  3.6.4           FIFO. For all Client supplied Components in stock in Baxter’s warehouse the First in First Out (FIFO) criteria shall be adhered to.

Article 4, FORECASTS, ORDERS, and CAPACITY

4.1           Forecasts for Commercial Product. The initial general planning for the production of Commercial Products shall be based on the forecast set forth in the Commercial Product Addendum. Within fifteen (15) business days from Regulatory Approval and prior to the tenth (10th) business day after the end of each Contract Year thereafter, Client will provide to Baxter in writing a forecast for each Contract Year during the remainder of the Term of Client’s estimated contract requirements for each Commercial Product (the “Long Range Forecast”). Within fifteen (15) business days from Regulatory Approval and prior to the tenth (10th) business day of each month, Client will provide Baxter in writing a twelve (12) month rolling forecast of Client’s estimated Contract Requirements for Commercial Product (the “Rolling Forecast”). Baxter specifically agrees that such Long Range Forecasts and Rolling Forecasts submitted by Client will be for general planning purposes only, and shall not be binding on Client or Baxter, except as provided below in Section 4.2 and Section 4.3.

4.1.1       Forecasts for Clinical Product. For Clinical Product, the Parties will set forth in the Product Master Plan the agreed upon forecast mechanism for production of Clinical Product.

4.2           Product Orders. During the Term, Baxter shall supply Client with the quantity of Commercial Product ordered by Client, unless the quantity for any three month period exceeds ***percent (***%) of the Rolling Forecast for such three month period, in which event Baxter shall use good faith efforts to supply quantities in excess of ***percent (***%) of the Forecast for such three month period. In no event shall Client order and purchase in any such three month period ***percent (***%) of the Rolling Forecast for such three month period (the “Minimum Quantity”). Client agrees to use good faith efforts to evenly distribute such quantities across each twelve (12) month period. ***. Notwithstanding the foregoing, in any Contract Year or as applicable any renewal term, Baxter shall not be obligated to Produce more than the quantity of Commercial Product set forth in the applicable Commercial Product Addendum as Baxter’s Supply Obligation.

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4.3           Annual Obligation. Client shall be obligated to purchase from Baxter a minimum number of Units of Commercial Products for each Contract Year during the Commercial Product Addendum Term as set forth in the Commercial Product Addendum (the “Annual Obligation”). *** No later than ninety (90) calendar days before the commencement of a new Contract Year, the Parties will discuss whether the Annual Obligation for the upcoming Contract Year needs to be increased to accommodate any increase in the market demand of the Product. In the event the Parties agree upon an increase in the Annual Obligation, the Commercial Product Addendum shall be amended to reflect any agreed upon increase in the Annual Obligation and Baxter’s Supply Obligation. In the event of a diminished market due to a Regulatory Authorities’ intervention that limit the possible sales volumes of a Product by fifty percent (50%) or more, this shall have an influence on Oasmia’s Annual Obligation and Baxter’s Supply Obligation, and an amendment to reflect such change shall be inserted in the CPA immediately.

4.4           Annual Obligation in the event of One Regulatory Approval. Notwithstanding anything to the contrary in the foregoing, in the event either of the EMA or the United States Food and Drug Administration rejects Client's application for Regulatory Approval for the Product the Long Range Forecast, Baxter’s Supply Obligation, and the Annual Obligation, shall be subject to revision by the Parties and the Parties agree to enter into a revised Exhibit to reflect such changes. Accordingly the parties shall in good faith negotiations decide upon a new Long Range Forecast, Baxter Supply Obligation and Annual Obligation taking into account the decline of the potential market due to such rejection.

4.5           Purchase Orders. Prior to the end of a month, Client shall submit Purchase Orders to Baxter covering Client’s purchases of Product pursuant to this Agreement. Such Purchase Orders shall specify quantities of Units as further set forth in the Product Master Plan. Client shall not, without the written consent of Baxter, designate a delivery date in a Purchase Order earlier than three (3) months from the date Client submits.

Baxter shall provide a confirmation of receipt of each Purchase Order setting forth the Delivery Date that Baxter will meet and setting forth Baxter’s filling date for such order. Upon sending of the confirmation, such Purchase Order shall become a “Firm Purchase Order”. A Firm Purchase Order shall be a binding obligation on behalf of both parties, and cancellation or modification of a Firm Purchase Order shall not relieve the obligation to pay the amount set forth in the Firm Purchase Order.

If Baxter is unable to meet the delivery date specified by Client, Baxter shall so notify Client and provide to Client an alternative Delivery Date, which shall not be more than sixty (60) calendar days later than the initial delivery date designated by Client in its Purchase Order.

Client shall order full batches of Product on a single Purchase Order.

4.6           Component and Excipient by Oasmia Delivery Delays. Timely delivery of Client supplied Components and Excipient by Oasmia shall mean that the respective materials and the required documents reach Baxter at least twenty (20) business days prior to the scheduled manufacturing date of such Product determined by the Firm Purchase Order. A delay in delivery of the Components by the vendor shall not be considered to be a delay by Baxter. Notwithstanding anything in this Agreement to the contrary, in the event that Baxter receives the Components and associated GMP documents for the Production of Product from Client less than twenty (20) business days prior to the scheduled Delivery Date of such Product, due to reasons other than Force Majeure (as defined in Article 19 herein below) Baxter may charge Client Reservation Fees as set forth in the Product Master Plan. In the event of a delay in delivery of Components supplied by Baxter due to a failure by Baxter to comply with known vendor ordering lead times, if such delay causes Product delivery to Client after the Delivery Date pursuant to Section 4.4, Baxter shall compensate Client and pay, as liquidated damages, the applicable Late Delivery Fee as set forth in the Product Master Plan.

Article 5, PRICE

5.1           Product Purchase Price. The price to be paid by Client for Commercial Product under this Agreement and the Product set forth in the Prior Agreement is set forth in the price tiers in Exhibit A, subject to Section 5.2 (“Purchase Price”) . For Commercial Product, initially, the Purchase Price will be based upon a full Batch Produced by Baxter. Based upon a mutually-agreed upon strategy, as specified in the Product Master Plan, the Parties agree to transition the Purchase Price for Commercial Product to a price based upon a cost per Unit of Product upon the successful completion of production of the process validation batches.

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5.2           Purchase Price Adjustment. Upon January 1 of each calendar year, the Purchase Price of Commercial Product may be adjusted by Baxter. The annual Purchase Price adjustment for a Product for any calendar year shall not exceed four percent (4%), provided, that Oasmia has met its Annual Obligation for such Product during the prior calendar year. Baxter shall provide Client with written notice on or before November 1 of each calendar year, which notice shall set forth the amount of such Purchase Price change. The annual Purchase Price Adjustment shall be applied to each price tier set forth in Exhibit A. Further, commencing on January 1 of the second calendar year and thereafter, the annual Purchase Price Adjustment, shall be made to each price tier, as each tier is further adjusted by all prior annual Purchase Price Adjustments. If no agreement is reached on an adjustment, Baxter may change the Purchase Price by a percentage, which may not exceed the percentage change in the *** during the previous twelve (12)-month period, as published by the ***. Notwithstanding the foregoing, price changes in the cost of Components will result in corresponding Purchase Price adjustments.

5.3           Productivity Gains. Any productivity gains incurred during the processing or developing of the processes or manufacturing by Baxter or Oasmia for the Product, shall be shared 50/50 by the Parties. The Parties undertake to inform each other of any such productivity gain. Any productivity gains that will have an effect on the Purchase Price of Product are to be discussed and implemented as soon as reasonably possible.

Article 6, SHIPMENT AND INVOICING

6.1           Delivery Terms. Product shall be delivered to Client *** at Baxter’s facility in Halle/Künsebeck, Westphalia, Germany freight collect, by a common carrier designated by Client. Client shall procure, at its cost, insurance covering damage or loss to the Product during shipping.

6.2           Subsequent Export: Client agrees and represents that Client is the owner of the goods that are consigned to Baxter for contract manufacturing services and warrants that Client is responsible for any subsequent export or re-export and will comply with all applicable laws and regulations relating to the export or re-export, including the prohibition against unlawful transhipments. Further, where such goods are destined for export or re-export, Client agrees and accepts that is shall act as the exporter of record, and warrants that as the exporter of record, it will duly authorize and retain an agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses. Client’s responsibilities as the exporter of record, include, but are not limited to, cooperating with its agent in providing a detailed description and accurate valuation and classification of the goods on the export commercial invoice, bills of lading, and all other required documentation. Client further agrees to defend Baxter against any civil action, civil or criminal, private or public, in connection with the subsequent export or re-export by Client of the goods.

6.3           Foreign Corrupt Practices Act. Client acknowledges it is not the agent of Baxter and represents and warrants that it has not, and covenants that it will not pay anything of value to any government employee in connection with the sale of the Product.

6.4           Payment Terms. Baxter will issue an invoice for payment on the date of the Batch release. Payments shall be made within forty-five (45) days of the invoice date by wire transfer to a bank account specified by Baxter. Each invoice shall be payable by Client in accordance with the terms noted above. All prices quoted by Baxter, e.g. in the Product Master Plan, are ex value added taxes and in Euros. Any payment due under this Agreement not received within the times noted above shall bear interest of one percent (1%) per month on the outstanding balance compounded monthly.

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6.5           Default in Payment Obligations. In addition to all other remedies available to Baxter in the event of a Client default, if Client repeatedly fails to make payments as required hereunder, Baxter may refuse to Produce or make available for pick-up any Product until Client’s account is paid in full, or the Client has deposited the amount in dispute with an appropriate third-party escrow agent pending the final outcome of the dispute or placed the account on a letter of credit basis. The escrow agent shall be a commercial bank of high standing.

Article 7, ACCEPTANCE OF PRODUCT

7.1           Product Conformity. Within thirty-five (35) business days from the date of shipment of Product and/or Released Executed Batch Record, as defined in Product Master Plan, to Client, whichever is later, Client shall determine whether (a) Clinical Product was Produced according to the Product Specifications, Master Batch Records, and Baxter SOPs and (b) Commercial Product conforms to the Product Specifications, Master Batch Record, and Baxter SOPs (the “Product Requirements”), provided, however, that Client shall have the right to revoke acceptance if, within one hundred and twenty (120) days of receipt of the Batch, Client discovers a defect not reasonably discoverable at time of delivery. Baxter will not ship a Product that Baxter has rejected.

  7.1.1           If (a) any shipment of Product does not meet the Product Requirements, or (b) Client fails to notify Baxter in writing within the applicable time periods that any shipment of Product does not meet the Product Requirements due to recognizable defects, then Client shall be deemed to have accepted the Product and waived its right to revoke acceptance.

  7.1.2           If Client believes any shipment of Product does not meet the Product Requirements, it shall notify Baxter by electronic message including a detailed explanation of the non-conformity and shall confirm such notice in writing via electronic message to Baxter. Upon receipt of such notice, Baxter will investigate such alleged non-conformity, and (i) if Baxter agrees such Product is non-conforming, Baxter and Client will mutually determine a corrective action plan within forty-five (45) calendar days after receipt of Client’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Client or Baxter, or (ii) if Baxter disagrees with Client’s determination that the shipment of Product is non-conforming, Baxter shall so notify Client by electronic message within a forty-five (45) calendar day period and confirm such notice in writing by overnight delivery to Client.

  7.1.3           If the Parties dispute whether a shipment of Product is conforming or non-conforming, the shipment of Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the Parties. Notwithstanding the foregoing, Client cannot release a Batch of Product that Baxter has rejected. The costs of such laboratory or consultant are to be borne by the Party whose determination was incorrect.

7.2           Remedies for Non-Conforming Commercial Product

  7.2.1           In the event Baxter agrees that the shipment of Commercial Product is non-conforming in part as a result of the negligence or willful misconduct of Baxter or a laboratory or consultant determines that the shipment of Commercial Product is non-conforming in part as a result of the negligence or willful misconduct of Baxter, then Baxter, to the extent of its negligence or wilful misconduct, will (i) replace such non-conforming Commercial Product as soon as possible assuming sufficient Active and any other Client supplied Component will be provided by Client in due time to carry out the Production, (ii) reimburse Client for its actual cost of the Active and any other Client supplied Component for the replacement Commercial Product, which cost shall not exceed the Purchase Price of the non-conforming Batch of Commercial Product, and (iii) bear the costs of such laboratory or consultant, if applicable.

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  7.2.2           Notwithstanding anything to the contrary in the foregoing, Baxter shall have no obligation to replace the non-conforming Product if the process provided by Client is not sufficient to produce conforming Product. Baxter agrees that a conclusion that Client-provided process is not sufficient to produce conforming Product cannot reasonably be made if such process has previously resulted in conforming Product at Baxter. Baxter is not responsible for defects that are caused by Components supplied by Client or upon instructions of the Client.

  7.2.3           Production deviations and investigations which occur during Production of Product and which do not cause the Production to be non-compliant with cGMP or with Specifications shall not be deemed to cause such Product to be non-conforming.

7.3                        Yield for Commercial Product. Within thirty (30) calendar days from Baxter’s release of the final process validation batch, Oasmia and Baxter shall establish and mutually agree upon an appropriate number of units to be produced from the established volume of compounded bulk solution for Production of Commercial Product. The agreed upon number of units shall take into consideration losses of compounded bulk solution during Production of Commercial Product including without limitation loss in filter houses, and in-process-control samples to enable Baxter to manufacture a full scale batch (***) (the “Yield Rate”). Pre-defined Commercial Product samples such as e.g. release samples, stability samples, etc. shall also be considered in the yield calculation. The Yield Rate shall be further defined in the Product Master Plan. Process validation batches will not be included in determining the Yield Rate.

If the yield of a Batch of Commercial Product is at or above the Yield Rate, or below the Yield Rate due to an act or omission of Baxter, the unit price for Commercial Product as set forth in the Product Master Plan will apply to the Units of Commercial Product in such Batch. If the yield of such Batch is below the Yield Rate due to a reason other than an act or omission of Baxter, then the price of the Commercial Product will be based off of a batch price calculated using the average Yield Rate for Batches of Commercial Product Produced during the prior twelve (12) months, excluding any process validation batches. Notwithstanding the foregoing, if following the Production of the first five (5) Batches of Commercial Product the actual yield for such Batches is less than the expected Yield Rate, the parties shall meet to mutually agree upon an action plan which shall include a re-defining of the Yield Rate for the Production of future Batches of Commercial Product.

Variation in yield shall not be looked upon as non-conforming, as long as the variation is within the limits acceptable by GMP’s. For the avoidance of doubt any loss due to non-conforming Product shall be handled in accordance with Section 7.2.1; no loss will be compensated under more than one such section.

7.4           Remedies for Non-Conforming Process Validation Batches or Clinical Product. Notwithstanding Section 7.2, in the event Baxter agrees that a process validation batch or Batch of Clinical Product is non-conforming solely as a result of the negligence or willful misconduct of Baxter or a laboratory or consultant determines that a process validation batch or Batch of Clinical Product is non-conforming solely as a result of the negligence or willful misconduct of Baxter, then Baxter shall (i) replace such non-conforming process validation Batch or Batch of Clinical Product as soon as possible assuming sufficient Active and any other Client supplied Component will be provided by Oasmia in due time to carry out the Production, (ii) reimburse Client for its actual cost of the Active and any other Client supplied Component for the replacement Process Validation Batch or Batch of Clinical Product, which cost shall not exceed the Purchase Price of the non-conforming Batch, and (iii) bear the costs of such laboratory or consultant, if applicable.

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Article 8, TERM AND TERMINATION

  8.1           Term. This Agreement shall be effective on the Effective Date and shall continue until the later of: (a) ***or (b) *** (the “Term”), unless earlier terminated in accordance with Sections 8.2, 8.3, 8.4 or 8.5 of this Agreement.

  8.1.1       Commercial Product Addendum Term and Renewal Term. Each executed Commercial Product Addendum shall commence on the Commercial Product Addendum Effective Date and continue for the period of time set forth in the Commercial Product Addendum (“Initial Commercial Product Addendum Term”) , unless the Commercial Product Addendum and/or this Agreement are earlier terminated in accordance with this Article 8. Each Commercial Product Addendum will be renewed automatically for *** (***) *** (***) month *** term commencing at the expiration of the Initial Commercial Product Addendum Term and for *** (***) additional *** (***) month term commencing at the end of the first Commercial Product Addendum Renewal Term unless either Client or Baxter terminates the Commercial Product Addendum by giving the other party written notice of intent to terminate at least *** (***) months prior to the expiration of the Initial Commercial Product Addendum Term or the first Commercial Product Addendum Renewal Term.

  8.1.1       Annual Obligation and Supply Obligation for any Commercial Product Addendum Renewal Term. Eighteen (18) months prior to the expiration of the Initial Commercial Product Addendum Term or the first Commercial Product Addendum Renewal Term, the Parties shall mutually agree upon Oasmia’s Annual Obligation and Baxter’s Supply Obligation for the upcoming renewal term and such obligations shall be set forth in an amended Exhibit B to this Agreement. In the event the Parties are unable to reach agreement on the Annual Obligation and Supply Obligation for any renewal term, this Agreement shall terminate in accordance with this Section 8.1.1. Any such termination shall be subject to Section 8.6.

8.2           Termination for Breach. Either Party may terminate this Agreement and/or any Commercial Product Addendum upon the breach of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within forty-five (45) calendar days for monetary defaults, and sixty (60) calendar days for non-monetary defaults after receipt by the breaching Party of written notice of such default. At the option of the non-breaching Party, such termination may be with respect to the entire Agreement, or only with respect to the specific Commercial Product Addendum, which is subject of the event relating to the breach.

8.3           Termination for Financial Matters. This Agreement may be terminated immediately by either Party by giving the other Party written notice thereof in the event such other Party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such Party seeking (a) such Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such Party’s property, or (c) similar relief in respect of such Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstated, for a period of more than sixty (60) calendar days. In the event of termination of this Agreement under this Section 8.3, all Commercial Product Addenda and Product Master Plans shall simultaneously terminate effective as of the date of termination of this Agreement.

8.4           Termination for Failure to Scale-Up. If Baxter is unable to scale-up the Production process as set forth in the Product Master Plan due to an act or omission of Baxter, Client may terminate the applicable Commercial Product Addendum and Product Master Plan, subject to Section 8.6.

8.5           Termination in the Event of Failure to Obtain Regulatory Approval. In the event Client does not receive Regulatory Approval of a Product by the anticipated Regulatory Approval date set forth in the Commercial Product Addendum Client may terminate the applicable Commercial Product Addendum within twelve (12) months following this date, subject to Section 8.6.

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8.6           Non-cancelable Costs and Expenses. In the event of the termination of a Product Master Plan, Commercial Product Addendum and/or this Agreement, except by Client as a result of a breach by Baxter under Section 8.2 or termination pursuant to Section 8.4, Client shall (a) reimburse Baxter for all Components ordered prior to termination and not cancelable at no cost to Baxter, and (b) pay Baxter for any Firm Purchase Orders. In addition, Client shall pay prices described in Article 5 for (i) all work-in-process commenced by Baxter and (ii) all finished goods of Baxter. Baxter shall deliver such materials to Client pursuant to Section 6.1. Client shall make payment for all expenses described in this Section 8.6 thirty (30) calendar days from the invoice date.

8.7           Procedure in case of Expiry of a Commercial Product Addendum and/or the Agreement. In case a Commercial Product Addendum or the Agreement expires pursuant to Section 8.1 Client is obliged to buy from Baxter all Components ordered unless Baxter can reasonably use these materials otherwise. Moreover, Client assumes the responsibility to purchase from Baxter all semi-finished and finished Products in stock.

8.8           Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Section 13.1, shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 12, 13, 14, 15, 16, 17 and 18 hereof shall survive expiration or termination of this Agreement. On termination of this Agreement, unless otherwise requested in writing by Client, Baxter shall have no right to continue production of the Products or use any remaining inventory of Excipients by Oasmia.

Article 9, PRODUCTION OF PRODUCT

9.1           Production. Baxter shall Produce Product in accordance with the Master Batch Record, the Quality Agreement, cGMP or any other applicable laws or regulations as set forth in the Product Master Plan.

9.2           Audits. Client and its distributors shall have the right to audit Baxter’s facilities to determine compliance with (i) cGMP and (ii) applicable laws and regulations. Such audits shall be scheduled at mutually agreeable times upon reasonable advance written notice to Baxter. Except for the first audit under this Agreement, audits shall be at Client’s expense as detailed in Product Master Plan, if it occurs more than one (1) time every calendar year unless required by Baxter’s compliance status. Initial audit by FDA or EMA directly connected to the Products shall be free of charge for Client. Notwithstanding the foregoing, in the event the FDA or EMA request separate audits for the Product, i.e. one audit for Product indicated for human use and one audit for Product indicated for veterinary use, these two (2) audits will be treated as one (1) audit for purposes of this section and will be free of charge to Client. If Client requests additional audits which are not due to Baxter’s compliance status and Baxter agrees to such audits, Client will incur fees as reasonably determined by Baxter. Such fees shall be paid promptly upon completion of such audits. In connection with performing such audits, Client and its distributors shall comply with all reasonable rules and regulations promulgated by Baxter. All information disclosed or reviewed in such inspections shall be deemed to be the property of Baxter and Baxter Confidential Information. Any disclosure of Baxter Confidential Information by Client or Baxter to Client’s distributor(s) shall be subject to a reasonable confidentiality agreement between Oasmia and such distributor with confidentiality and non-use provisions no less restrictive than the provisions in the Confidentiality Agreement between Client and Baxter set forth in Section 18.2. Client agrees to be responsible for any breach of such agreement by its distributors.

9.3           Testing. Baxter shall test, or cause to be tested by third party testing facilities qualified by Baxter, in accordance with the Product Specifications, each Batch of Product Produced pursuant to this Agreement before delivery to Client. A Certificate of Analysis for each Batch of Product delivered to Client shall set forth the items tested by Baxter. Baxter shall send, or cause to be sent, such certificates along with one (1) copy of the Certificate of Conformance to Client prior to or at the same time of shipment of Product to Client and within six (6) weeks from the date of fill if such Batch requires no investigations and/or additional testing. Client shall assume full responsibility for final release of each Batch of the Product.

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9.4           Stability Testing. At Client’s request and expense, Baxter shall perform all stability testing required to be performed on development, conformance and/or production batches of Product. Such testing shall be performed in accordance with the procedures set out in the product-specific Baxter SOPs for the stability protocol and Product Master Plan.

9.5           Permits and Licenses. Client shall have sole responsibility at its expense for obtaining all permits and licenses necessary and required for sale and/or distribution of Product Produced by Baxter hereunder. Baxter shall be responsible at its expense to obtain and maintain all generally required licenses and permits required for it to carry out its development, regulatory and production obligations hereunder.

9.6           Regulatory Requirements. Each Party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of Product under this Agreement and which are required by an applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements. Baxter shall have no obligation to Produce Product in compliance with the explicit requirements of a Regulatory Authority not specified in the Product Master Plan.

9.7           Equipment Expenses. If Baxter is required to obtain specialized equipment approved by Client in order to Produce Product for Client, the costs of such equipment shall be paid by Client, i.e., the actual purchase price paid by Baxter including shipping and insurance costs plus a service fee that will cover specified costs from Baxter. Specified costs shall include but are not limited to establishing the design of the equipment, managing the suppliers (price negotiation, procurement, receipt of equipment), installation and qualification of the equipment and preventative maintenance. These costs will be provided for each involved item. The service fee shall not exceed ***percent (***%) on the actual purchase price plus VAT. Baxter shall advise Client of the specialized equipment required and the estimated costs associated with the purchase and installation of such equipment. Client shall be invoiced for all approved costs regarding equipment by Baxter, and Client shall make payments promptly thereafter.

9.8           Ownership of Equipment. Upon termination or expiration of this Agreement, Baxter shall assist Client in making the shipping arrangements to ship the specialized equipment paid for by Client to Client at Client’s sole cost and expense.

9.9           Notwithstanding the foregoing sections in Article 9, Article 9.1, 9.3 and 9.4 is not applicable for Production of a non-cGMP Feasibility Batch of Product.

Article 10, REGULATORY

10.1        Regulatory Approvals. Client will diligently pursue Regulatory Approval of marketing licenses for Product Produced by Baxter hereunder. Client will advise Baxter of document requirements in support of filings and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. Baxter will provide documents and assist Client in preparation of submissions to Regulatory Authorities designated by Client in support of Client’s applications required of governments and licenses. All regulatory submission preparation and maintenance performed by Baxter for Client shall be specified in the Regulatory Plan. Prior to submission to the Regulatory Authority, Client will provide Baxter with a copy of the CMC section for Production of Product for review and comment. A final copy of the CMC section will be provided by Client to Baxter upon submission to the Regulatory Authority. Upon Regulatory Approval, Client will notify Baxter within two (2) business days of such approval and the anticipated date of Product launch to the market.

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10.2         Regulatory Authority Inspections. At Client’s request, Baxter will authorize Regulatory Authorities to review related applications on Client’s behalf as set forth in the Quality Agreement. Client shall bear the costs of Regulatory Authority Inspections as set forth in the Product Master Plan.

Article 11, TRADEMARKS

11.1         Client grants to Baxter a non-exclusive, royalty-free license to use Client Trademarks for the sole purpose of allowing Baxter to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.

11.2         Client shall be solely responsible for selecting, registering and enforcing Client Trademarks used to identify the Product and except as set forth in Section 11.1 and shall have sole and exclusive rights in such Client Trademarks.

Article 12, REPRESENTATIONS AND WARRANTIES

12.1         Mutual Representations. Each Party hereby represents and warrants to the other Party that (a) the person executing this Agreement is legally authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2         Baxter Warranty. Baxter represents and warrants that each: (a) Batch of Clinical Product, process validation Batch or registration Batch of Product shall be Produced in accordance with Product Specifications and cGMP, and (b) Batch of Commercial Product shall conform to the Product Specifications and cGMP (the “Product Warranties”). Baxter represents and warrants that it has obtained (or will obtain prior to Producing Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the “Permits”) which are required under laws and regulations applicable to the Production only of Product as specified in the Product Master Plan; provided, however, Baxter shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Product or with respect to the labeling of Product. Baxter makes no representation or warranty with respect to the sale, marketing, distribution or use of printed materials specified by Client or its consignee. For clarification purposes, the Product Warranties shall not apply to a Feasibility Batch of Product.

12.3         Client Warranties. Client warrants that (a) it has the right to give Baxter any information provided by Client hereunder, and that Baxter has the right to use such information for the Production of Product, and (b) Client has no knowledge of any (i) patents or other intellectual property rights that would be infringed by Baxter’s Production of Product under this Agreement, or (ii) proprietary rights of third parties which would be violated by Baxter’s performance hereunder (c) has obtained (or will obtain prior to producing the Product), and will maintain, update and remain in compliance with all permits, licenses and other authorizations necessary for Baxter's undertakings pursuant to this Agreement, which are required under federal, state and local law, rules and regulations applicable to the Production, use and sale of the Product. Client warrants that the API provided to Baxter hereunder will (1) conform to the API specifications and (2) not be adulterated or misbranded within the meaning of the FD&C Act. Client will use and promote the Product in accordance with its regulatory filings and approvals.

12.4         Disclaimer of Warranties. Except for those warranties set forth in Sections 12.1, 12.2 and 12.3 of this Agreement, the Parties make no warranties, written, oral, express or implied, with respect to Product or the Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY Baxter. NO WARRANTIES OF Baxter MAY BE CHANGED EXCEPT in writing and signed BY A DULY AUTHORIZED REPRESENTATIVE OF Baxter. Client accepts Product subject to the terms hereof.

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Article 13, LIABILITY

13.1         Limitation of Liability. Client’s sole and exclusive remedy for breach of this Agreement is limited to those remedies set forth in Articles 4, 7, 8, 13, 14, and 16 and to replace the non-conforming Product. Without prejudice to any other limitation (whether effective or not) of either Party’s liability, except as explicitly set forth in Articles 4, 7, 8, 14 and 16 neither Party shall be liable (whether in contract, tort (including negligence) or for breach of statutory duty or otherwise) for any loss of profits, use, expenses, including but not limited to the cost of cover, opportunity, goodwill, business or anticipated savings, for any indirect or consequential losses in connection with this Agreement, the Products (in each case irrespective of any negligence or other act, default or omission of a Party (or its employees or agents), and regardless of whether such loss or claim was foreseeable or not or whether the other has been informed of the possibility of such loss). Nothing in this Clause 13.1 shall however operate to limit or exclude any liability for fraud. As permitted by the applicable laws, under no circumstances shall Baxter’s aggregate liability with regard to each Product under this Agreement, including but not limited to recall costs or third party claims, exceed the total value of the Purchase Price paid to Baxter under the applicable Commercial Product Addendum or Product Master Plan for the Product giving rise to the loss or claim in the *** (***) months prior to the date on which the first cause of action accrued with respect to that Product.

All claims by a Party for breach or default under this Agreement shall be brought within one (1) year after the cause of action incurred or shall be deemed waived.

13.2         Waiver of Claims: In connection with providing development services, Baxter represents only that it will use reasonable care in providing such information solely as it relates to primary packaging and manufacturing process development. Baxter makes no representation or warranty, and Client expressly waives all claims against Baxter and its Affiliates, and any of their respective agents or employees, arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of Drug Product developed, formulated, packaged or manufactured in accordance with the development services provided by Baxter.

13.3         Risk of Loss of Baxter Property and Client Property.

All Baxter-supplied Components and equipment used by Baxter in the Production of Product (“Baxter Property”) shall at all times remain the property of Baxter and Baxter assumes risk of loss for such Baxter Property until delivery of Product to a common carrier as specified under Section 6.1. Except as provided in Sections 7.2.1, 7.3, 7.4 and 13.3.1, Client assumes all risk of loss for all Client equipment used in Production, Client-supplied Components, API and all Product (“Client Property”).

 13.3.1  Reimbursement for Lost or Damaged Client Property. In the event of loss or damage to API or Product that occurs prior to or after Production, if such API or Product is lost or damaged before shipment of Product ti Client as a result of the negligence or wilful misconduct of Baxter, Baxter shall, to the extent of its negligence or wilful misconduct, reimburse Client for its actual, out-of-pocket cost for the lost or damaged API and Product, at the amount(s) set forth in the PMP; provided, however, that such reimbursement for the API will not exceed the Purchase Price of the Batch of Product that would have been Produced using such API; or, for the Product, the Purchase Price paid to Baxter for the Batch of Product that was lost or damaged.

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Article 14, INDEMNIFICATION

14.1         Client Indemnification. Client shall indemnify, defend and hold harmless Baxter and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively the “Indemnified Baxter Parties”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) arising out of or in connection with property damage or personal injury (including without limitation death) of third parties (collectively, the “Claims”) including without limitation Claims allegedly resulting from the negligent acts or omission of the Indemnified Baxter Parties or for acts or omissions for which the Indemnified Baxter Parties otherwise would be strictly liable, in connection with (a) Client’s transport, storage, promotion, labeling, marketing, distribution, use or sale of Product, (b) Client’s negligence or willful misconduct, (c) Client’s breach of its representations or warranties under this Agreement, or (d) any claim that the use, sale, Production (except Claims solely resulting from Baxter’s use of Baxter SOP’s in the Production), marketing or distribution of Product by Baxter or Client violates the patent, trademark, copyright or other proprietary rights of any third party, except as provided in Section 14.2.

14.2         Baxter Indemnification. Baxter shall indemnify, defend and hold harmless Client and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively the “Indemnified Client Parties”) from and against any and all Claims to the extent resulting from Baxter’s negligence or willful misconduct or Baxter’s breach of its representations or warranties under this Agreement; provided, however, that Baxter’s total liability under this Agreement for any and all Claims shall not exceed the total value of the Purchase Price paid to Baxter in the twenty-four (24) months prior to the date on which the cause of action accrued.

14.3         Indemnitee Obligations. A Party (the “Indemnitee”) which intends to claim indemnification under this Article 14 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 14. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

14.4         Injunction. In the event that the Production or sale of Product is enjoined due to alleged infringement by either Party of the proprietary rights of a third Party, such action shall be deemed a breach of this Agreement by Client and subject to the terms of Article 8 unless the allegation of infringement is solely made against Baxter’s use of Baxter SOP’s in the Production

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Article 15, INSURANCE

15.1         Client Insurance. During the Term of this Agreement and for a period of one (1) year beyond the expiration date of Product, Baxter and Oasmia shall each maintain general business and product liability insurance coverage, in amounts *** € (***EURO) combined single limit. Upon request by one Party, the other Party shall furnish to the requesting Party a certificate of insurance signed by an authorized representative of the Party´s insurance underwriter or in the case of Baxter, a certificate of self insurance, evidencing the insurance coverage required by this Agreement. If Oasmia does not furnish such certificates, or if at any time during the Term of this Agreement, Baxter is notified of the cancellation or lapse of Oasmia’s insurance, and Oasmia does not rectify the same within fifteen (15) calendar days after notice from Baxter, in addition to all other remedies available to Baxter hereunder, Baxter, at its option, may (i) cease all work-in-process and refuse further Purchase Orders until Oasmia re-establishes compliance with the insurance requirements set forth in this Section 15.1 and/or (ii) terminate this Agreement. Notwithstanding the foregoing, Baxter is, and shall during the Term of this Agreement remain, self-insured for the type of liability that could arise.

15.2         Baxter Insurance. Baxter and its parent organization, Baxter International Inc., is, and shall during the Term of this Agreement remain, self-insured for the type of liability that could arise under Section 14.2 of this Agreement.

15.3         No Limitation: In no event will the liability of either Party be limited to that which is recoverable by insurance.

Article 16, COMPLAINTS, RECALL OF PRODUCT

16.1         Complaints. In case Client or Baxter receives complaints regarding Products which require any investigations or tests on the side of Baxter, Client is obliged to reimburse Baxter for any costs incurred in connection with this complaint provided that the Product has been Client conforming to Product Requirements. Notwithstanding the foregoing, in the event Baxter has not provided Product that is in compliance with Product Specifications and/or cGMP, Baxter shall bear all direct costs and expenses in connection with any investigation or tests performed by Baxter with respect to said complaint.

16.2         Recalls. In the event Client shall be required to recall any Product because such Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Product Specifications, or in the event that Client elects to institute a voluntary recall, Client shall be responsible for coordinating such recall. Client promptly shall notify Baxter if any Product is the subject of a recall and provide Baxter with a copy of all documents relating to such recall. Baxter shall cooperate with Client in connection with any recall, at Client’s expense. Client shall be responsible for all of the costs and expenses of such recall, except to the extent the recall is caused by Baxter's negligent acts or omissions or wilful misconduct Baxter shall be responsible for the costs and expenses of such recall as set forth below.

Notwithstanding the foregoing, for a recall resulting from Product failing to comply with the Product Specifications and/or cGMP due to Baxter's negligent act or omission, *** shall bear all direct costs and expenses including without limitation the expenses for notification and destruction or return of Product recalled, provided, however, that ***’s total liability for costs associated with such recall shall not exceed two (2) times the Purchase Price paid to Baxter by Client for such Product, which is the subject of such recall.

Article 17, INTELLECTUAL PROPERTY

17.1         Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Client shall retain all right, title and interest arising under the applicable laws, rules and regulations in and to all Products, labeling and trademarks associated therewith (collectively, “Client’s Intellectual Property”). Neither Baxter nor any third Party shall acquire any right, title or interest in Client Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

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17.2         Individually-Owned Inventions. Except as the Parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a Party in the course of performing its obligations under this Agreement shall be solely-owned and subject to use and exploitation by the inventing Party without a duty to account to the other Party.

17.3         Product-Related Inventions. Client and Baxter each acknowledge and agree that all rights, title and interest in and to any Inventions, as between the Parties, shall be owned by Client, except for Process Inventions, which shall be owned by Baxter and subject to the restrictions, licenses and conditions set forth in Section 17.4 below.

17.4         Process Inventions. The Parties agree that such Process Inventions shall be owned by Baxter and subject to the restrictions and conditions set forth in this Section. Specifically, Baxter grants to Client a non-exclusive, paid up, royalty-free, irrevocable worldwide license to Process Inventions that can be utilized for manufacturing of the Product that is the subject of this Agreement.

17.5         Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

17.6         Rights in Intellectual Property. The Party owning any Intellectual Property shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions relating to such Intellectual Property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each Party will cooperate with the other Party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

17.7         Confidentiality of Intellectual Property. Intellectual Property shall be deemed to be the Confidential Information of the Party owning such Intellectual Property. The protection of each Party’s Confidential Information is described in Article 18. Any disclosure of information by one Party to the other under the provisions of this Article 18 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 18, CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

18.1         Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information to third parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Product.

18.2         Prior Confidentiality Agreement. This Agreement, by reference, incorporates the applicable Confidentiality Agreement to govern any disclosure made under this Agreement, including but not limited to, the Commercial Product Addendum, the Product Master Plan and any discussions in connection with them, and is made a part hereof as though fully set forth herein and all terms and conditions set forth in the Confidentiality Agreement shall continue to govern any disclosure made under the Confidentiality Agreement.

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18.3         Third Party Disclosure. Baxter shall be permitted to disclose Product information to third party developmental and analytical services providers in connection with performance of its obligations hereunder provided such providers shall be subject to confidentiality agreements. Either Party may disclose Confidential Information of the disclosing Party to those Affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided that such Permitted Recipients are bound to maintain such Confidential Information in confidence.

18.4         Litigation and Governmental Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use good faith efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

18.5         Limitation of Disclosure. The Parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations, and except as may be authorized in Section 18.4 and unless otherwise agreed in the Agreement, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

18.6         Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within *** (***) business days of such Party’s receipt of such press release shall be deemed as such Party’s approval of such press release as received by such Party. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission or any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

18.7         Duration of Confidentiality. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire five (5) years after the expiration or earlier termination of this Agreement.

18.8         Production of similar products for other Clients. Baxter shall have no right to use Oasmia Excipient for any product with third parties. However it is understood that Baxter may have present or future initiatives, including initiatives with third parties, involving identical API as with the Product(s) produced under this Agreement which this article don’t prohibit.

Article 19, FORCE MAJEURE

19.1         No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement if, but only to the extent that, such failure or delay is due to causes beyond the reasonable control of the affected Party, including without limitation, acts of God; acts of public enemies; insurrections; riots; terrorist actions; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material, Components or energy; delays in the delivery of Components; acts or orders of any government or agency thereof or of Regulatory Authority or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected Party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Baxter because of Baxter force majeure conditions exceeds ninety (90) calendar days, Client may terminate this Agreement by written notice to Baxter. If the period of nonperformance by Client because of Client force majeure conditions exceeds ninety (90) calendar days, Baxter may terminate this Agreement by written notice to Client.

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Article 20, NOTICES

20.1         All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), to the following address of the respective Parties:

If to Client:	Oasmia Pharmaceutical AB
Vallongatan 1
SE 752 28 Uppsala Sweden
Attn: Executive Vice President,
	Fax No.	(+46) 18-510873
	Telephone No.	(+46) 18-569630

With a copy to:	Oasmia Pharmaceutical AB
Vallongatan 1
SE 752 28 Uppsala Sweden
Attn: Legal Councel
	Fax No.	(+46) 18-510873
	Telephone No.	(+46) 18-569636

If to Baxter:	Baxter Oncology GmbH
Kantstr. 2
33790 Halle / Westfalen
Germany
Attn: Director, Contract Manufacturing
and Business Development
	Fax No.	+49 5201 711 1880
	Telephone No.	+49 5201 711 1864

With a copy to:	Baxter Germany
Edisonstr. 4
85719 Unterschleißheim
Germany
Attn: Legal Counsel
	Fax No.	+49 89 31701 547
	Telephone No.	+49 89 31701 285

Notices shall be effective on the day following the date of transmission if sent by electronic message or facsimile, and on the second business day following the date of delivery to the overnight delivery service if sent by overnight delivery. A Party may change its address listed above by notice to the other Party given in accordance with this Section.

Article 21, APPLICABLE LAW

21.1         All disputes arising out of or in connection with this Agreement, including without limitation any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce.

The number of arbitrators shall be three.

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The language to be used in the arbitral proceedings shall be English.

The governing law of the Agreement shall be the substantive law of Germany.

The place of arbitration shall be Hamburg.

Article 22, ASSIGNMENT

22.1         Neither Party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the prior written approval of the other Party. The Parties shall be entitled to assign this Agreement to one of its Affiliates without the other Party’s prior approval. No consent shall be required in the case of a transfer to a wholly-owned subsidiary or transaction involving the merger, consolidation, or sale of all or substantially all of the assets of the Party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of its obligations hereunder.

Article 23, SUCCESSORS AND ASSIGNS

23.1         This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns.

Article 24, ENTIRE AGREEMENT

24.1         This Agreement including the Agreements listed in Sections 2.1, 2.2 and 18.2 constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

24.2         The Parties acknowledge the existence of a Commercial Manufacturing and Supply Agreement effective February 16th, 2011 (the “Prior Agreement”) and Conf Agreement of May 4th 2010. For the avoidance of doubt, this Master Manufacturing and Supply Agreement does not supersede the Prior Agreement. The Prior Agreement remains in full force and effect.

Article 25, SEVERABILITY

25.1         If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

Article 26, WAIVER AND MODIFICATION OF AGREEMENT

26.1         No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

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Article 27, INDEPENDENT CONTRACTOR

27.1         Both Parties shall act as an independent contractor for the other Party in providing the services required hereunder and shall not be considered an agent of, or joint venture with, the other Party.

IN WITNESS WHEREOF, the Parties have caused this Master Manufacturing and Supply Agreement to be signed by their duly authorized representatives as of the Effective Date.

BAXTER ONCOLOGY GmbH	OASMIA PHARMACEUTICAL AB

By:	/s/ Dr. Burkhard Wichert	By:	/s/ Julian Aleksov

Name:	Dr. Burkhard Wichert	Name:	Julian Aleksov

Title:	VP of Manufacturing BPS	Title:	CEO

		By:	/s/ Hans Sundin

		Name:	Hans Sundin

		Title:	EVP

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EXHIBIT A

Initial Pricing Tiers

Total Aggregate Number of Batches Purchased by Oasmia during each calendar year under this Agreement and the Prior Agreement.	Price Per Batch

First price tier: 1 to *** batches	*** Euros

Second price tier: ***to *** batches	*** Euros

Third price tier: **Greater than or equal to *** batches	*** Euros

*	Note: Upon the execution of a Commercial Product Addendum for a new Product, the applicable price tier for the new Commercial Product Addendum shall be based on the current applicable price tier for Client in effect as of the new Commercial Product Addendum Effective Date (the “Applicable Price Tier”). The Applicable Price Tier shall be determined by calculating the total number of batches collectively purchased by Client under this Agreement and the Prior Agreement as of the new Commercial Product Addendum Effective Date.

For illustration purposes only:

Example #1: Upon the new Commercial Product Addendum Effective Date, if the Client has collectively purchased an aggregate number of *** batches of product under the Prior Agreement and this Agreement, the initial pricing under the new Commercial Product Addendum is *** Euros per batch.

Example #2: Upon the new Commercial Product Addendum Effective Date, if the Client has collectively purchased an aggregate number of *** batches of product under the Prior Agreement and this Agreement, the initial pricing under the new Commercial Product Addendum is *** Euros.

**	If the volume of Product purchases under this Agreement and the Prior Agreement exceed *** batches a year, the Parties will engage in good faith discussions regarding potentially incorporating a fourth pricing tier to the table above.

***	Each price tier is subject to an annual price adjustment per Section 5.2 of this Agreement. As of ***of each calendar year, the applicable pricing for Commercial Product resets to the first price tier, as further adjusted by all prior annual Purchase Price Adjustment(s).

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COMMERCIAL PRODUCT ADDENDUM

For DOXOPHOS

THIS COMMERCIAL PRODUCT ADDENDUM is an addendum to that certain Master Manufacturing and Supply Agreement of the 20th of May, 2014 by and between BAXTER ONCOLOGY GMBH (“Baxter”), a German company having a place of business at Kantstrasse 2, 33790 Halle / Westphalia, Germany, and OASMIA PHARMACEUTICAL AB, a Swedish corporation, having offices at Vallongatan 1, SE 752 28 Uppsala Sweden (the “Commercial Supply Agreement”) and shall commence on the 20th day of May, 2014 (“Commercial Product Addendum Effective Date”) and expire at the end on the 19th of May, 2019 (the “Commercial Product Addendum Term”).

This Commercial Product Addendum may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument. Upon its execution, this Commercial Product Addendum shall become effective and shall be incorporated by reference into the Master Manufacturing and Supply Agreement.

“Baxter”	“Client”

BAXTER ONCOLOGY GMBH	OASMIA PHARMACEUTICAL AB

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT A to Commercial Product Addendum for PRODUCT

Product and Presentation, Anticipated Regulatory Approval Date and Applicable Confidentiality Agreement

Product	Presentation
Doxophos	***

Anticipated Regulatory Approval Date for a Baxter Produced Product (Section 8.5):

Applicable Confidentiality Agreement (Section 18.2): Confidential Disclosure Agreement between Oasmia and Baxter effective December 20, 2012.

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EXHIBIT B to Commercial Product Addendum for Doxophos

Initial Long Range Forecast, Annual Obligation and Supply Obligation

The Initial Long Range Forecast is as follows:

Year	Forecast

The Client’s Annual Obligation and Baxter’s Supply Obligation for each and every year in the Commercial Product Addendum Term is as follows:

Contract Year	Client’s Annual Obligation	Baxter’s Supply Obligation

confidential

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